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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Amended Registration Statement on Form S-4 of UNICCO Service Company and UNICCO Finance Corp. of our reports dated September 25, 1997, except as to Note 6, which is as of February 2, 1998 relating to the combined consolidated financial statements of UNICCO Service Company and September 23, 1997 relating to the combined statements of income and of cash flows of the Allied Facility Services Business, respectively, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Price Waterhouse L.L.P.


Boston, MA
February 2, 1998